UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

July 11, 2005

Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA		94304
(Address of principal executive offices)		(Zip code)

(650) 857-1501
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement

Item 8.01 Other Events

SIGNATURES

EXHIBIT INDEX

Item 1.01        Entry into a Material Definitive Agreement

On July 11, 2005, Hewlett-Packard Company (“HP”) agreed to employ Randall D. Mott as Executive Vice President and Chief Information Officer pursuant to the terms of an offer letter (the “Agreement”). HP agreed to provide Mr. Mott with a base salary of $690,000 per year, an option to purchase 500,000 shares of HP common stock and a targeted short-term bonus opportunity of 100% of base salary guaranteed at target for the remainder of fiscal 2005 and fiscal 2006.

In order to replace benefits that Mr. Mott is forfeiting by leaving his current employment, HP also agreed to provide a signing bonus of $2,200,000 (subject to a payback obligation for certain events of voluntary termination), 285,000 shares of restricted stock (vesting 20% per year for five years) and targeted long-term performance cash of $7 million for the 2005-2008 performance cycle, of which $5 million is guaranteed.

Mr. Mott also will receive relocation benefits (including a relocation allowance of $1,000,000) and is eligible to participate in HP employee benefit programs. For 36 months, if Mr. Mott’s employment is terminated other than for cause, or if Mr. Mott voluntarily terminates his employment due to specified constructive termination events, HP has agreed (subject to Mr. Mott’s release of claims and non-competition provisions) to grant Mr. Mott specified severance benefits including a lump-sum payment of 1.5 times salary, as well as vesting of 50% of options awarded during the 36 month period with a one-year post-termination exercise period and prorated restricted stock and short-term bonus amounts. HP has also agreed to indemnify Mr. Mott against certain claims by his former employer as a result of his employment by HP, and will pay Mr. Mott’s reasonable legal fees in connection with the Agreement.

Item 8.01        Other Events

On July 11, 2005, HP issued a press release entitled “HP Names Randy Mott as EVP, Chief Information Officer” (the “Press Release”). The Press Release, which is filed herewith as Exhibit 99.1, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: July 15, 2005	By:	/s/ Charles N. Charnas
	Name:	Charles N. Charnas
	Title:	Vice President, Deputy General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of press release issued by Hewlett-Packard Company, dated July 11, 2005, entitled “HP Names Randy Mott as EVP, Chief Information Officer” (filed herewith).